Exhibit 10.1
MPLX LP
PHANTOM UNIT AWARD AGREEMENT

SENIOR LEADERS (CEO, DESIGNATED POSITIONS & EXECUTIVE RESOURCES)

As evidenced by this Award Agreement and under the MPLX LP 2018 Incentive Compensation Plan, as amended (the “Plan”), MPLX GP LLC, a Delaware limited liability company (the “Company”), the general partner of MPLX LP, a Delaware limited partnership (the “Partnership”) has granted to {Participant Name} (the “Participant”), an Employee and/or Officer of the Company, Partnership or an Affiliate, on {Grant Date} (the “Grant Date”), {Number of Awards Granted} Phantom Units (the “Award”), with each Phantom Unit representing the right to receive a Unit of the Partnership, subject to the terms and conditions in the Plan and this Award Agreement. The number of Phantom Units awarded is subject to adjustment as provided in the Plan, and the Phantom Units hereby granted are also subject to the following terms and conditions:
1.    Relationship to the Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Board. Except as defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.
2.    Vesting and Forfeiture of Phantom Units.
(a)    Subject to Paragraph 3, the Phantom Units shall vest as follows:
(i)    one-third of the Phantom Units shall vest on the first anniversary of the Grant Date;
(ii)    an additional one-third of the Phantom Units shall vest on the second anniversary of the Grant Date; and
(iii)    all remaining Phantom Units shall vest on the third anniversary of the Grant Date;
provided, however, that the Participant must be in continuous Employment from the Grant Date through the applicable vesting date in order for the applicable Phantom Units to vest. If the Participant’s Employment terminates for any reason other than one listed in subparagraphs (b)(i) through (iv) of this Paragraph 2, any Phantom Units that have not vested as of the date of such termination of Employment shall be immediately forfeited to the Company.
(b)    Subject to Paragraph 3, the Phantom Units shall immediately vest in full, irrespective of the limitations set forth in subparagraph (a) of this Paragraph 2, upon the occurrence of any of the following events:

(i)    the Participant’s death;
(ii)    the Participant’s Approved Separation, provided, the Participant has been in continuous Employment from the Grant Date to the Approved Separation;
(iii)    the termination of the Participant’s Employment due to Mandatory Retirement, provided the Participant has been in continuous Employment from the Grant Date to the Mandatory Retirement; or
(iv)    the Participant’s Qualified Termination, provided, that the Participant has been in continuous Employment from the Grant Date to the Qualified Termination.

3.    Forfeiture of Phantom Units if Award Not Timely Accepted. This Award is conditioned upon and subject to the Participant accepting the Award by signing and delivering to the Company this Award Agreement, or otherwise electronically accepting the Award in such manner as the Board may in its discretion determine, no later than 11 months after the Grant Date. If the Participant does not timely accept this Award, all Phantom Units subject to this Award shall be forfeited to the Company. In the event of the Participant’s death or incapacitation prior to accepting the Award, the Company shall deem the Award as having been accepted by the Participant. By accepting this Award, the Participant agrees to all of the terms and conditions of this Award, and consents to be bound by the terms of the Clawback Policy defined in Paragraph 8 to the extent applicable to the Participant under such policy.
4.    Distribution Equivalent Right (“DER”). This Award includes a DER, the terms of which are set forth in this Paragraph 4. During the period between the Grant Date and the date the Phantom Units are settled, for any distributions from the Partnership on outstanding Units of the Partnership, the Participant shall be credited with the equivalent of all of the distributions that would be payable with respect to the Unit of the Partnership represented by each Phantom Unit, including any fractional Phantom Units, then credited to the Participant and the amount related to such credited distributions shall be accrued as a credit to the Participant’s account on the date such distribution is made. Any additional cash or Phantom Units credited pursuant to this Paragraph 4 shall be subject to the same terms and conditions applicable to the Phantom Units to which these distributions relate, including, without limitation, the same vesting, restrictions on transfer, forfeiture, settlement, distribution, tax withholding, repayment and other terms, conditions and restrictions.
5.    Settlement and Issuance of Units. Subject to the terms of the Plan, all vested amounts payable to the Participant in respect of the Phantom Units, including the issuance of Units of the Partnership pursuant to this Paragraph 5, shall be settled in Units and for cash accruals credited under Paragraph 4 above, in cash, within 60 days following the vesting date, however, provided that any Phantom Units that vest on account of the Participant’s Approved Separation, Mandatory Retirement or Qualified Termination under Paragraphs 2(b)(ii), (iii) or (iv) shall be released and settled as provided herein, but according to the same payment timing resulting from the normal course vesting schedule set forth in Paragraph 2(a), and in such circumstance the Participant must only be in continuous Employment from the Grant Date to the applicable vesting event (i.e., the Participant’s Approved Separation, Mandatory Retirement or Qualified Termination is a vesting event and not a payment event). During the period of time between the Grant Date and the date the Phantom Units settle, the Phantom Units will be evidenced by a credit to a bookkeeping account evidencing the unfunded and unsecured right of the Participant to receive Units, subject to the terms and conditions applicable to the Phantom Units. Following vesting and upon the settlement date as described above, the Participant shall be entitled to receive a number of Units of the Partnership equal to the total of the number of Phantom Units granted, with any fractional Phantom Units remaining settled in cash. Such Units shall be issued and registered in the name of the Participant. The Participant shall not have the right or be entitled to exercise any voting rights, receive distributions or have or be entitled to any rights as a Partnership unitholder in respect of the Phantom Units until such time as the Phantom Units have vested and been settled and corresponding Units of the Partnership have been issued. Notwithstanding the preceding sentence of this Paragraph 5, in the event of death, any Units that are otherwise deliverable under this Award (including Units resulting from the vesting of any Phantom Units on account of death) will be distributed to the correlated brokerage account (or the SPS Participant Trust if an international employee) and will be subject to the designated beneficiary on file and then in effect with the recordkeeper for such brokerage (or the SPS Participant Trust, where applicable), or in the absence of a designated beneficiary, to the executor or administrator of the estate.
6.    Taxes. Pursuant to the applicable provisions of the Plan, the Company or its designated representative shall have the right to withhold applicable taxes from the Units otherwise deliverable to the Participant due to the vesting of Phantom Units pursuant to Paragraph 2, or from other compensation payable to the Participant, at the time of the vesting and delivery of such Units. Because the Participant is an employee of an Affiliate, and provides beneficial services to the Company and/or the Partnership through such employment with that Affiliate, such Affiliate as the employer of Participant shall be the designated representative for purposes of payroll administration of the Award and withholding of applicable taxes at the time of vesting.
7.    Conditions Precedent.
This Paragraph 7 shall apply to this Award notwithstanding any other provision of this Award Agreement to the contrary. The Participant’s services to the Company, the Partnership and MPC and their Affiliates (the “Company Group”) are unique, extraordinary and essential to the business of the Company Group, particularly in view of the Participant’s access to the confidential information and trade secrets of members of the Company Group, such as, the Company, the Partnership and MPC. Accordingly, in consideration of this Award Agreement and by accepting this Award, the Participant agrees that in order to otherwise vest in any right to payment of Phantom Units under this Award, the Participant must satisfy the following conditions to and including the vesting date and the payment date for each applicable annual installment or other applicable portion of this Award:

(a)    The Participant agrees that the Participant will not, without the prior written approval of the Board, at any time during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): BP p.l.c., Chevron Corporation, CVR Energy, Inc, Delek US Holdings, Inc., ExxonMobil Corporation, HF Sinclair Corporation, PBF Energy Inc., Phillips 66, and Valero Energy Corporation, or otherwise engage in any business activity directly or indirectly competitive with the business of the any member of the Company Group as in effect from time to time.
(b)    The Participant agrees that during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of any member of the Company Group.
(c)    The Participant agrees that the Participant may not, either during the Participant’s Employment or thereafter, make or encourage others to make any public statement or release any information or otherwise engage in any conduct that is intended to, or reasonably could be foreseen to, embarrass, criticize or harm the reputation or goodwill of the Company or any of its Subsidiaries, or any of their employees, directors or shareholders; provided, that this shall not preclude the Participant from reporting to the Company’s management or directors or to the government or a government agency or regulator (including the U.S. Securities and Exchange Commission) conduct the Participant believes to be in violation of the law (including any possible violation of a U.S. securities law) or the Company’s Code of Business Conduct or responding truthfully to questions or requests for information to a government agency or regulator (including the U.S. Securities and Exchange Commission) or in a court of law in connection with a legal or regulatory investigation or proceeding.
(d)    The Participant agrees and understands that the members of the Company Group own and/or control information and material which is not generally available to third parties and which the members of the Company Group consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the members of the Company Group, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to all or certain members of the Company Group and the officers and agents thereof other than in the ordinary course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Company, the Partnership’s, or MPC’s or other Company Group member’s ordinary course of business would result in irreparable and continuing damage to the Company, the Partnership and/or MPC and/or other members of the Company Group. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of the Participant’s Employment or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by the Participant or by any third parties, except in effecting the Participant’s duties for the Company, the Partnership and/or MPC and/or other Company Group members in the ordinary course of business; provided that this shall not preclude the Participant from disclosing Confidential Information pursuant to the reporting to the Company’s management or directors or to the government or a government agency or regulator (including the U.S. Securities and Exchange Commission) conduct the Participant believes to be in violation of the law (including any possible violation of a U.S. securities law) or the Company’s Code of Business Conduct or responding truthfully to questions or requests for information to a government agency or regulator (including the U.S. Securities and Exchange Commission) or in a court of law in connection with a legal or regulatory investigation or proceeding.
(e)    The Participant agrees that in addition to the forfeiture and clawback provisions otherwise provided for in this Award Agreement, upon the Participant’s failure to satisfy in any respect of any of the conditions described in Paragraphs 7(a), (b), (c) or (d), any unvested or unpaid portion of this Award (including any otherwise vested, but unpaid portion of this Award) at the time of such failure shall be forfeited, and the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full, in each case to the extent permitted by applicable law.
8.    Award Subject to Clawback Policy. This Award, and any Units delivered and any Distribution Equivalents paid under this Award, is subject to the MPLX LP Officer Compensation Clawback Policy, effective October 2, 2023, and as thereafter in effect from time to time (the “Clawback Policy”), including, but not limited to, forfeiture and other recoupment as may be determined and applied with respect to the Participant and the Award pursuant to the Clawback Policy. This Paragraph 8 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Company, the Partnership, MPC and other Company Group members with rights in addition to any other remedy which may exist in law or in equity. Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, and to the extent not otherwise provided in the Clawback Policy, the Participant agrees that any of the Company, the Partnership, MPC or other Company Group members may also require that the Participant repay to any of the Company, the Partnership, MPC or other Company Group members any compensation paid to the Participant under this Award Agreement as required by any other “clawback” provisions under applicable law.
9.    Nonassignability. Upon the Participant’s death, the Phantom Units credited to the Participant under this Award Agreement shall be transferred to the Participant’s designated beneficiary, personal representative or estate as provided in Paragraph 5. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Phantom Units, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Phantom Units shall have no effect.
10.    Nature of the Grant. Under this Award Agreement, the Participant is subject to condition that this Award of Phantom Units is voluntary and occasional and this Award Agreement does not create any contractual or other right to receive future Awards of Phantom Units, or benefits in lieu of Phantom Units even if Phantom Units have been awarded repeatedly in the past.
11.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any Affiliate or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.
12.    Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.
13.    Specified Employee; Section 409A of the Code. This Award is intended to comply with or be exempt from the requirements of Section 409A of the Code. Notwithstanding the foregoing or any other provision of this Award to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code as determined by the Company in accordance with its established policy, any settlement of any amount in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s separation from service as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be paid on the date that is one day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. In addition, notwithstanding any provision of the Plan or this Award Agreement to the contrary, any settlement of the Phantom Units granted in this Award Agreement that would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant and is a settlement as a result of the Participant’s separation from service in connection with a Change in Control, the term “Change in

Control” under the Plan shall mean a change in ownership or change in effective control for purposes of Section 409A of the Code. The payment of each amount under this Award Agreement is deemed as a “separate payment” for purposes of Section 409A of the Code. For all purposes under this Award, “termination of Employment” and similar terms shall mean “separation from service” as defined and determined under Section 409A of the Code.
14.    Definitions. For purposes of this Award Agreement:

“Approved Separation” means termination of Employment on or after the date the Participant has attained age 55 and completed five years of Employment, provided, that, the termination of Employment occurs no earlier than the later of: (a) the six month anniversary of the Grant Date; and (b) 90 days after the Participant has provided notice to the Committee or its delegate of the date of his or her termination of Employment. The Committee may, in its sole discretion, waive the notice requirement under clause (b) of the preceding sentence if the Participant is an Employee under its purview for the grant and administration of the Award, and the Chief Executive Officer of MPC may, in his or her sole discretion, waive the notice requirement under clause (b) of the preceding sentence if the Participant is an Employee not under the Committee’s purview for the grant and administration of the Award.
“Employment” means employment with the Company or any of its subsidiaries or Affiliates including but not limited to MPC and its subsidiaries and Affiliates. The length of any period of Employment shall be determined by the Company or the subsidiary or Affiliate that either (a) employs the Participant or (b) employed the Participant immediately prior to the Participant’s termination of Employment.
“Mandatory Retirement” means termination of Employment as a result of the Company’s or an Affiliate’s policy, if any, in effect at the time of the Grant Date, requiring the mandatory retirement of officers and/or other employees upon reaching a certain age or milestone.
“MPC” means Marathon Petroleum Corporation or its successor.
“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the MPLX LP Senior Leader Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

MPLX GP LLC

By:
Authorized Officer

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